Exhibit 3.17A

MC-281095 Certificate Of Incorporation I, V. DAPHENE WHITELOCKE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Vantage Drilling Gabon an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of September Two Thousand Thirteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of September Two Thousand Thirteen Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 159493400596 17 September 2013